Exhibit 23.1





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-10509, 333-92053, 333-58112, and 333-58162 of Merit Medical Systems, Inc. on
Form S-8 of our report dated February 27, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, as discussed in Notes 1 and 3), appearing in this Annual Report on Form 10-K of Merit Medical Systems, Inc. and subsidiaries for the year ended December 31, 2003.



/s/ DELOITTE & TOUCHE LLP
--------------------------
Salt Lake City, Utah
March 11, 2004